Exhibit 5.1

Mayer Brown LLP

1221 Avenue of the Americas

New York, NY 10020-1001

United States of America

T: +1 212 506 2500

F: +1 212 262 1910

www.mayerbrown.com

October 7, 2020

Everest Reinsurance Holdings, Inc.

477 Martinsville Road

P.O. Box 830

Liberty Corner, New Jersey 07938

Re:	Registration Statement No. 333-227297-01; Issuance of $1,000,000,000 Aggregate Principal Amount of 3.500% Senior Notes due 2050

Ladies and Gentlemen:

We have acted as special counsel to Everest Reinsurance Holdings, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of $1,000,000,000 aggregate principal amount of its 3.500% Senior Notes due 2050 (the “Notes”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 12, 2018 (File No. 333-227297-01) (the “Registration Statement”), including the prospectus constituting a part thereof, dated September 12, 2018 and the final supplement to the prospectus, dated October 5, 2020 and filed by the Company with the Commission on October 7, 2020 under the Act (collectively, the “Prospectus”). The Notes are being issued pursuant to an indenture, dated as of March 14, 2000 (the “Base Indenture”), between the Company and The Bank of New York Mellon, as successor in interest to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) (the “Trustee”), as supplemented by the Fifth Supplemental Indenture, dated as of October 7, 2020, between the Company and the Trustee (together with the Base Indenture, the “Indenture”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion expressed herein, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) an executed copy of the Indenture, (iv) executed copies of the global certificates representing the Notes and (v) the corporate records of the Company, including its certificate of incorporation, bylaws and other corporate records and documents and have made such other examinations as we consider necessary to render this opinion.

In expressing the opinion set forth below, we have assumed the genuineness of all signatures, the conformity to the original documents of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto, other than the Company in accordance with their respective terms.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown LLP

October 7, 2020

Based upon and subject to the foregoing, and having regard for legal considerations which we deem relevant, we are of the opinion that the Notes have been duly authorized and executed and, when issued and delivered by the Company against payment therefor, the Notes will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

We are admitted to practice in the State of New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America and the laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the laws of any other jurisdiction.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Notes or their offering and sale.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K relating to the offering of the Notes, which is incorporated by reference into the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP

JPB/AJS/TKW